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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 14D-9

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                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(D)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                            GRC INTERNATIONAL, INC.
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                           (NAME OF SUBJECT COMPANY)

                            GRC INTERNATIONAL, INC.
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                      (NAME OF PERSON(S) FILING STATEMENT)

                    COMMON STOCK, PAR VALUE $0.10 PER SHARE
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                         (TITLE OF CLASS OF SECURITIES)

                                   361922107
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                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                                THOMAS E. MCCABE
               SENIOR VICE PRESIDENT, GENERAL COUNSEL, SECRETARY
                            GRC INTERNATIONAL, INC.
                               1900 GALLOWS ROAD
                             VIENNA, VIRGINIA 22182
                                 (703) 506-5000
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          (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
 RECEIVE NOTICE AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                   Copies to:

                           MICHAEL A. SCHWARTZ, ESQ.
                            WILLKIE FARR & GALLAGHER
                               787 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 728-8000

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/x/ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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